UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/01/2008

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Effective July 1, 2008, Wells Real Estate Investment Trust II, Inc. (the "Company") renewed its advisory agreement (the "Renewed Agreement") with its advisor, Wells Capital, Inc. (the "Advisor"), after the existing advisory agreement, entered into effective April 24, 2008, expired on June 30, 2008. The Renewed Agreement is substantially the same as the agreement that remained in effect through June 30, 2008.

While the term of the April 24, 2008 agreement expired by its terms on June 30, 2008, and while the Renewed Agreement has a one-year term, both were terminable by either party upon 60 days' written notice without cause or penalty. In addition, the Renewed Agreement effects a phased-in reduction of the asset management fee. Through June 30, 2008 the monthly asset management fee was calculated based on an annualized fee of 0.75% of the adjusted cost of the Company's assets, where adjusted cost was generally equal to the actual amount invested on behalf of the Company in its properties and joint ventures. The Renewed Agreement requires payment of a monthly asset management fee based on an annualized fee of 0.75% of the adjusted cost of the Company's assets for the months of July, August, and September, 2008. Thereafter, the monthly asset management fee is based on an annualized fee of 0.625% of the adjusted cost of the Company's assets until the monthly payment equals $2,708,333.33 (or $32.5 million annualized). The monthly payment remains capped at that amount until the adjusted cost of the Company's assets is at least $6.5 billion, after which the monthly asset management fee is based on an annualized fee of 0.5% of the adjusted cost of the Company's assets. However, the Renewed Agreement provides that if the Company acquires the AT&T Lindbergh Center (which the Company has recently acquired), the asset management fee related to that property will immediately be 0.5%.

In addition to the reduction of the asset management fee, the Renewed Agreement changes how the limit on asset management fees is calculated. Previously, the limit (1% of net asset value) was calculated quarterly. The Renewed Agreement requires a monthly calculation of net asset value. Under the Renewed Agreement, the aggregate asset management fee payable in any three-month period is limited to 0.25% of the average of the preceding three months' net asset value calculations. In both cases, to the extent the payments exceed the limitation, the excess is credited against future asset management fee payments. Net asset value is calculated as the adjusted cost of the Company's assets less the Company's outstanding debt (excluding debt borrowed for purposes other than acquiring, improving or refinancing investment properties).

All other material terms, including the services to be performed, the standard of performance, and the limitations on the Advisor's other activities, remain unchanged.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: July 02, 2008	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President